                        [SODEXHO MARRIOTT SERVICES LOGO]



SODEXHO MARRIOTT SERVICES APPOINTS MICHEL LANDEL
PRESIDENT, CEO, AND BOARD MEMBER

         Gaithersburg, MD, May 3, 1999--Sodexho Marriott Services, Inc. (NYSE:
SDH) announced that its Board of Directors named Michel Landel as President, Chief Executive Officer, and member of the Board of Directors effective immediately to replace Charles D. O'Dell, who today submitted his resignation to pursue other interests. The Board of Directors today also appointed Anthony F. Alibrio, President of Health Care Services, and William W. Hamman, President of Education Services, as Executive Vice Presidents of the Company.

         Mr. Landel, 47 years old, most recently served as Executive Vice President and President of the Sodexho Marriott Services' Corporate Services division. The Corporate Services division accounted for 31% of the Company's total revenues of $4.3 billion in pro forma fiscal year 1998 and contributed 32% of the $260 million in total divisional operating profits for pro forma fiscal 1998. With 15 years in the food and facilities management services industry, Mr. Landel served as President and Chief Executive Officer of Sodexho North America from 1989-1998, prior to its merger with Marriott Management Services which created Sodexho Marriott Services.

         "Sodexho Marriott Services' market strength and growth opportunities position it well for the future," said William J. Shaw, Chairman of the Board. "Mr. Landel possesses a proven track record and has repeatedly demonstrated his ability to achieve significant growth in revenues and profits. With his appointment, the Company is focusing squarely on


                                     (more)

Page two

capitalizing on the tremendous opportunities in the underpenetrated food service and facilities management services industry in North America. In addition, we intend to continue to leverage our existing client relationships by increasing our cross-selling activities."

         Mr. Landel said, "The market opportunity for Sodexho Marriott Services is substantial. To capitalize on that opportunity, we will focus our efforts directly on the needs of our clients and customers. In addition, we will grow our business by fostering an entrepreneurial spirit throughout the Company. Through the tremendous dedication of the management and employees of Sodexho Marriott Services, we will successfully implement our growth strategies to enhance shareholder value."

         Mr. Shaw concluded, "Chuck O'Dell provided outstanding leadership during the merger of the number #1 and #4 players in the North American outsourcing market, efficiently making the transition to an independent, publicly-traded company. We are grateful for the many contributions Mr. O'Dell made during his very successful career with Marriott International and Sodexho Marriott Services."

         Sodexho Marriott Services, Inc. (NYSE-SDH) is the largest provider of outsourced food and facilities management in North America, with $4.3 billion in annual sales. The Company offers a variety of innovative outsourcing solutions, including food services, housekeeping, grounds keeping, plant operations and maintenance, and integrated facilities management to the corporate, health care and education markets. The Company is one of the largest employers in North America with 103,000 employees. The Company's headquarters is located at 9801 Washingtonian Boulevard, Gaithersburg, MD 20878.


Contact:  Katherine M. Boyle                            Leeny K. Oberg
          Public Relations                              Investor Relations
          (301) 987-4330                                (301) 987-4333